Exhibit 99.1

January 9, 2019 Plug Power 2019 Business Update Andy Marsh, CEO

Safe Harbor This call will include forward-looking statements, including but not limited to, statements about our expectations regarding 2018 net revenue and gross revenue, 2019 targets for revenue and other business goals, achieving EBITDAS breakeven, achieving positive EBITDAS and cash flow, achieving profitability in the service business, the impact of new ProGen stack technology, the adoption of hydrogen fuel cell electric vehicles, the impact of new lease accounting standards, the impact of the Amazon and Wal-Mart relationships, and expansion of applications for ProGen including opportunities in the on-road electric vehicle market We intend these forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We believe that it is important to communicate our future expectations to investors. However, investors are cautioned to not unduly rely on forward-looking statements because they involve risks and uncertainties and actual results may differ materially from those discussed as a result of various factors, including but not limited to the risks and uncertainties discussed under item 1A, risk factors, in our Annual Report on Form 10-K for the fiscal year ending December 31st, 2017, as well as other reports we file from time-to-time with the SEC. These forward-looking statements speak only as of the day on which the statements are made, and we do not undertake or intend to update any forward-looking statements after this call.

25,000+ GenDrive units shipped 15 Tons of Hydrogen used daily More than NASA 16 M+ hydrogen fills from GenFuel stations Most in the world Plug Power is the Leader in Hydrogen and Fuel Cell Technology We built an industry.

Gross Billings: $60M – $63M Fourth Quarter - 2018 $60M run-rate projects to EBITDAS breakeven.

Gross Billings: $182M - $185M Full Year 2018 More than a 40% increase versus 2017.

Shipped first products using Plug Power designed/manufactured membranes First metal plate stack built Flawless operation of FedEx delivery van Other 2018 Highlights

FedEx Van Refueling Video

2.5x Power Density Improvement, Lower Cost, Longer Life State-of-the-Art Membrane and Stack Technology The Heart of ProGen

ProGen makes it simple! ProGen: Powering the Future

The Future of Infinite Drive Full Year 2019 Guidance Gross Billings Range $235M to $245M Adjusted EBITDA Positive for full year 2019 Meet 2019 Financial Metrics Expand Market Leveraging ProGen Engines and Partners

Business Goals in 2019 Meet our financial targets in Material Handling More GenDrive sales Service efficiency Profitable in 2019 Improved hydrogen system operation Establish 3-4 Global partners to expand market reach Material handling Airport GSE On-road Vehicles Stationary Power Accelerate Market Expansion

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